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                                                                    Exhibit 23.2


                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Hearst-Argyle Television, Inc. on Form S-3 of our reports dated May 1, 1997 relating to the financial statements of the Hearst Broadcast Group as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 and the related financial statement schedule, appearing in the Proxy Statement/Prospectus of Argyle Television, Inc. filed on July 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
September 29, 1997